UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 23, 2013

HEMISPHERX BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0‑27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

By letter dated May 23, 2013, Richard C. Piani resigned as a member of the Board of Directors of Hemispherx Biopharma, Inc. (“the Company”) and of Hemispherx Biopharma Europe N.V./S.A., effective immediately. Mr. Piani stated that his resignation was due to health reasons. He had been a Director of the Company since 1995 and the Company’s Lead Independent Director since 2005. At the time of Mr. Piani's resignation, he served as the Company’s Chairman of the Audit Committee and as a member of its Compensation Committee and Corporate Governance and Nomination Committee. Mr. Piani is no longer a member of the committees on which he served, effective the date of his resignation. Mr. Piani's resignation did not result from any disagreement with the Company or Hemispherx Biopharma Europe N.V./S.A. The Board of Hemispherx extends its very sincere appreciation to Mr. Piani for his many years of dedication and service.

In order to continue to access Mr. Piani’s extensive knowledge and expertise, the Company engaged Mr. Piani as a consultant. The agreement with Mr. Piani is month-to-month with either party having the right to terminate with thirty days’ notice and is at a rate of $3,000 per month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

May 30, 2013	By:	/s/ William A. Carter
William A. Carter M.D.,
Chief Executive Officer

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